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                  TOP AIR MANUFACTURING, INC. AND SUBSIDIARIES

          EXHIBIT 11 - COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE


                                                     Three Months Ended                    Six Months Ended
                                                        November 30,                         November 30,
                                                   1999               1998               1999             1998
                                                   -----------------------               ---------------------
Basic:

      Common shares outstanding at
        the beginning of the period                4,976,290      5,078,757             4,968,957      5,083,456

      Weighted average of common
        shares issued (retired) during
        the period                                      (944)       (73,565)                6,352        (38,834)
                                                  ----------   ------------          ------------      ---------

      Weighted average common
        shares outstanding                         4,975,346      5,005,192             4,975,309      5,044,622
                                                   =========      =========             =========      =========

      Net income (loss)                            $(461,221)     $(152,324)            $(972,828)     $(378,145)
                                                  ==========     ==========            ==========     ==========

      Net income (loss) per
        common share                              $     (.09)     $    (.03)           $     (.20)    $     (.07)
                                                 ===========     ==========           ===========    ===========

Fully Diluted:

      Weighted average common
        shares outstanding                         4,975,346      5,005,192             4,975,309      5,044,622

      Net effect of dilutive securities
        employee stock options #                         --             --                  --               --
                                                 -----------    -----------           -----------    -----------

      Weighted average common and
        common equivalent shares                   4,975,346      5,005,192             4,975,309      5,044,622
                                                   =========      =========             =========      =========

      Net income (loss)                            $(461,221)     $(152,324)            $(972,828)     $(378,145)
                                                  ==========     ==========            ==========     ==========

      Net income (loss) per common
        share                                     $     (.09)     $    (.03)            $    (.20)     $    (.07)
                                                 ===========     ==========            ==========     ==========



#The stock options have not been included because they are antidilutive.

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